                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                                  Westaff, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                 957070 10 5
                     ----------------------------------
                                 (CUSIP Number)



   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   957070 10 5
          ---------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Stover Revocable Trust dated November 16, 1988, as amended
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     California
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       2,069,248
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       *
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    2,069,248
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    *
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     9,060,209
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares* (See
     Instructions)        / / 548,998 shares owned by The Stover Charitable
                              Lead Annuity Trust of which W. Robert Stover is a
                              Trustee but has disclaimed beneficial ownership.
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(11) Percent of Class Represented by Amount in Row (9)
     57.27% as of December 31, 2000
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(12) Type of Reporting Person (See Instructions)
     00
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  * 65,000 shares of Common Stock are directly owned by the Stover Charitable Remainder Unitrust dated November 1, 1994. Mr. Stover is a Co-Trustee of that entity.

  * 2,574,741 shares of Common Stock are directly owned by The Stover Foundation, a California nonprofit religious corporation (the "Foundation"). W. Robert Stover, the Chairman of the Board and interim President and Chief Executive Officer of the Issuer as of December 31, 2000 ("Mr. Stover") and the Co-Trustee of the Reporting Person, is a director of the Foundation.

  * 4,351,220 shares of Common Stock are directly owned by the Stover 1999 Charitable Remainder Unitrust dated April 21, 1999. Mr. Stover is a Co-Trustee of that entity.

ITEM 1.

    (a)   Name of Issuer
          Westaff, Inc.
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    (b)   Address of Issuer's Principal Executive Offices
          301 Lennon Lane, Walnut Creek, California 94598
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ITEM 2.

    (a)   Name of Person Filing
          Stover Revocable Trust dated November 16, 1988, as amended

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    (b)   Address of Principal Business Office or, if none, Residence
          120 Wildwood Gardens, Piedmont, CA 94611
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    (c)   Citizenship
          United States
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    (d)   Title of Class of Securities
          Common Stock
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    (e)   CUSIP Number
           957070 10 5
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).




ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        9,060,209
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    (b) Percent of class:
        57.27%
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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              2,069,248
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         (ii) Shared power to vote or to direct the vote
              6,990,961
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        (iii) Sole power to dispose or to direct the disposition of
              2,069,248
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         (iv) Shared power to dispose or to direct the disposition of
              6,990,961
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Joan C. Stover, Co-Trustee of Stover Revocable Trust dated November 16, 1988, as amended.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                         February 1, 2001
                                       ----------------------------------------
                                                       Date

                                        /s/ W. Robert Stover
                                       ----------------------------------------
                                                      Signature
                                       W. Robert Stover
                                       Co-Trustee, Stover Revocable Trust
                                       dated November 16, 1988, as amended
                                       ----------------------------------------
                                                      Name/Title